EXHIBIT 99.1

Iconic Brands Closes Final Tranche of July 2021 Financing for Additional Net Proceeds of $10.8 Million

-Due to increasing demand, the Company plans to accelerate growth on several key initiatives, including TopPop facility production and expansion, the new launch of zero sugar still wines and increased awareness through social media and digital marketing

AMITYVILLE, NY – January 7, 2022 — Iconic Brands, Inc. (OTCQB: ICNB) (“Iconic” or the “Company”), together with its wholly owned subsidiary TopPop LLC (“TopPop”), which establishes and supports brands, innovates, produces, licenses, packages and sells alcohol and non-alcohol beverages and creates sustainable packaging solutions for the consumable goods market, announced it has completed the final tranche of its previously-announced private placement financing on January 5, 2022.

The net proceeds of approximately $10.8 million from the closing of the final tranche of the offering will be used for domestic and international expansion of the Bellissima brand, TopPop facility production and expansion to maximize capacity for growing demand, new product launches, marketing, and other general working capital purposes.

Iconic Chief Executive Officer, Larry Romer said, “We are extremely grateful and proud of the new capital which comes at a pivotal time when we are involved in many exciting initiatives: launching a new line of Bellissima zero sugar still wines in the first quarter, building out our new 64,000 sq. ft. Pennsauken, NJ manufacturing facility, gearing up for increased production in Q1 2022, as well as other initiatives. We are thankful for the support from our investors and the confidence they have placed in our team.”

The Special Equities Group, LLC (“SEG”), a division of Dawson James Securities, Inc., acted as sole placement agent for the transaction.

Full terms of the financing agreement can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

About Iconic

Iconic, together with its wholly owned subsidiary TopPop, establishes and supports brands, innovates, produces, licenses, packages and sells alcohol and non-alcohol beverages and creates sustainable packaging solutions for the consumable goods market. Iconic’s focus on lifestyle branding and the rising “Better-for-You”, “Better-for-Planet” consumer category has made it a leader in developing celebrity brands worldwide such as its Bellissima Prosecco by Christie Brinkley brand.

TopPop is a pioneer in flexible packaging. TopPop’s creative solutions from inception to full scale production, like its ready-to-freeze (RTF) alcohol ice pops, make it a harbinger in the “pouch market,” which Iconic believes is one of the fastest growing segments in the beverage industry. TopPop’s proprietary applications have made it a leader in providing these products and services, from "design through delivery," to some of the largest Fortune 500 and multinational alcohol beverage companies and brands today.

The Company is vertically integrated, with operations in multiple states, and sells and distributes products across the globe.

Please visit Iconic’s websites and follow us on social media.

Websites: Iconicbrandsusa.com; bellissimaprosecco.com; bivivodka.com; toppoppkg.com; sonjasangria.com

Twitter: @BiviVodka; @Sonja_Sangria

Instagram: @IconicBrandsUSA; @BellissimaProsecco; @sonja_sangria; @Bivivodka

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance, and are subject to significant risks and uncertainties. These forward-looking statements should, therefore, be considered in light of various risks, including those set forth in Iconic’s reports that it files from time to time with the U.S. Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Iconic’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Contact

ir@iconicbrandsusa.com

2